SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  North American Separate Account VAI

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

                               990 Stewart Avenue
                           Garden City, New York 11530

Telephone Number (including area code):  (516) 228-8899

Name and address of agent for service of process:

                           Frederick R. Bellamy, Esq.
                         Sutherland Asbill & Brennan LLP
                            1275 Pennsylvania Ave. NW
                            Washington, DC 20004-2415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes
[X] No [ ]

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Chicago and State of Illinois the 3rd day of September 2003.

             Signature:  North American Separate Account VUL I
                       ---------------------------------------
                                 (Name of Registrant)



                     By:   /s/
                        --------------------------------------------------
                     Name:  Therese M. Michels
                     Title: Assistant Vice President and Deputy Compliance
                            Officer

                     North American Company for Life and Health Insurance of New York



Attest:   /s/
       -------------------------------------
               Terri Silvius
               Compliance Manager